Exhibit 23.2

CONSENT OF NETHERLAND, SEWELL & ASSOCIATES, INC.

As petroleum engineers, we hereby consent to the inclusion of the information included in this Form 8-K of Black Hills Corporation, with respect to our reserve report, as of January 1, 2002, setting forth the interest of Mallon Resources Corporation and its subsidiaries, relating to the estimated quantities of such company’s proved reserves of oil and gas and present values thereof for the periods included therein. The information was included in Mallon Resources Corporation’s Form 10-K for the year ended December 31, 2001 and which has been included as part of this Form 8-K in reliance upon the report of this firm and upon the authority of this firm as experts in petroleum engineering. We hereby further consent to all references to our firm included in this Form 8-K and to the incorporation by reference in the Registration Statements on Form S-8 Nos. 33-63059, 333-61969, 333-17451, 333-82787, 333-30272 and 333-63264 and the Registration Statements on Form S-3, Nos. 33-71130 and 333-101541.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By: /s/ Danny D. Simmons Executive Vice President

Houston, Texas
March 20, 2003